Exhibit 99

Contact:	Dave Dimmer Corporate Communications 419/248-8421

Majority of Creditor Groups Reach Accord in Owens Corning Bankruptcy

TOLEDO, Ohio, June 7, 2004 – Owens Corning (OTC: OWENQ) announced today that an agreement in principle has been reached with the company’s asbestos creditors and the official representatives of the company’s pre-petition bondholders and trade creditors. Through this agreement in principle, Owens Corning has now gained support for its Plan of Reorganization from all of its major creditor groups with the exception of the holders of its pre-petition bank debt, who continue to oppose the Plan. The company’s current Plan of Reorganization, which has been supported by the company’s asbestos creditors, will be amended to reflect the terms of this agreement.

Among other things, the agreement in principle provides that all holders of bonds, bank debt and senior trade debt will receive a recovery equal to 38.5 percent of their claims upon Owens Corning’s successful emergence from Chapter 11. The recoveries of all creditors are based on certain agreed and assumed values and will be comprised of cash, debt and equity. However, their actual recovery may ultimately be higher or lower based on the value of the equity to be issued by the company upon emergence from Chapter 11 and other factors. A copy of the term sheet, which reflects the agreement in principle, has been filed with the United States Bankruptcy Court for the District of Delaware. A copy of the Term Sheet is also available on the Company’s web site at www.ocplan.com.

“Although there continue to be significant challenges in our Chapter 11 case, the negotiation of this agreement was a very important step toward the company’s emergence from Chapter 11.” said Owens Corning General Counsel Steve Krull. “With this settlement as a foundation, we are anxious to proceed with a confirmation hearing before judges Fitzgerald and Fullam as we work toward emerging from bankruptcy for the benefit of all of our stakeholders.”

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OWENS CORNING

Owens Corning – June 7, 2004 page 2

Owens Corning is a world leader in building materials systems and composites systems. Founded in 1938, the company had sales of $4.9 billion in 2003. Additional information is available on Owens Corning’s Web site at www.owenscorning.com or by calling the company’s toll-free General Information line: 1-800-GETPINK.

On October 5, 2000, Owens Corning and 17 United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the U. S. Bankruptcy Code in the U. S. Bankruptcy Court for the District of Delaware. The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors are being jointly administered under Case No. 00-3837 (JKF). The Chapter 11 cases do not include other U. S. subsidiaries of Owens Corning or any of its foreign subsidiaries. The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from the substantial costs of asbestos personal injury liability.

On October 24, 2003, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for future asbestos personal injury claimants, filed an amended Joint Plan of Reorganization in the U. S. Bankruptcy Court for the District of Delaware. The Plan is subject to confirmation by the Bankruptcy Court. As filed, the Plan provides for partial payment of all creditors’ claims, in the form of distributions of new common stock and notes of the reorganized company, and cash. Additional distributions from potential insurance and other third-party claims may also be paid to creditors, but it is expected that all classes of creditors will be impaired. Therefore, the Plan also provides that the existing common stock of Owens Corning will be cancelled, and that current shareholders will receive no distribution or other consideration in exchange for their shares. It is impossible to predict at this time the terms and provisions of any plan of reorganization that may ultimately be confirmed or the treatment of creditors thereunder.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

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OWENS CORNING